Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-121584 and No. 333-145074) on Form S-8 of Sanofi of our report dated June 24, 2014, with respect to the statements of net assets available for benefits of the Sanofi Puerto Rico Group Savings Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the Sanofi Puerto Rico Group Savings Plan.

/s/ Fischer Cunnane & Associates Ltd Certified Public Accountants
Fischer Cunnane & Associates Ltd
Certified Public Accountants
West Chester, Pennsylvania
June 24, 2014